Exhibit 99.2

Bridgeline Digital Announces Offerings Priced At-the-Market for Gross Proceeds of $5.1 Million

Woburn, Mass., May 12, 2021 (GLOBE NEWSWIRE) -- Bridgeline Digital, Inc. (NASDAQ: BLIN) (“Bridgeline” or the “Company”), a provider of cloud-based Marketing Technology software, announced today a registered direct offering priced at-the-market of 1,060,000 shares of its common stock at a price of $2.28 per share, for gross proceeds of approximately $2.4 million prior to deduction of commissions and offering expenses. Additionally, the Company has entered into securities purchase agreements with certain institutional investors in connection with a private placement of 2,700 shares of its Series D Convertible Preferred Stock (the “Series D Preferred Stock”) at a price of $1,000 per share and warrants to purchase up to an aggregate of 592,105 shares of common stock at an exercise price of $2.51 per share (the “Warrants”). The Company expects to receive gross proceeds from the private placement of approximately $2.7 million, prior to deduction of commissions and offering expenses.

The Series D Preferred Stock is convertible into an aggregate of approximately 1,184,211 shares of common stock at a conversion price of $2.28 per share, subject to certain ownership limitations, upon the Company obtaining shareholder approval to provide for the full conversion of the Series D Preferred Stock and the full exercise of the Warrants (“Shareholder Approval”). Beginning on the six month anniversary of the original issuance date, the Series D Preferred Stock holders are entitled to receive cumulative dividends at the annual rate per share of Preferred Stock as a percentage of the stated value per share of 9% on the last day of each calendar quarter, which right will terminate upon receipt of Shareholder Approval. Until Shareholder Approval is obtained, the Series D Preferred Stockholders have preferential liquidation rights over the Company's common stockholders and holders of the Company’s outstanding preferred stock. The Warrants are exercisable six months from the date of issuance, and will expire five and a half years following the date of issuance.

Joseph Gunnar & Co. is acting as the lead placement agent and Taglich Brothers, Inc. is acting as co-placement agent.

The Company intends to use the net proceeds of the offerings for working capital and general corporate purposes. The closings of the offerings are expected to take place on or about May 14, 2021, subject to the satisfaction or waiver of customary closing conditions.

The shares of common stock described above are being offered pursuant to a "shelf" registration statement on Form S-3 (File No. 333-239104) that was filed by the Company with the Securities and Exchange Commission (SEC) and was declared effective on June 25, 2020. The Company will file a prospectus supplement with the SEC relating to such shares of common stock. Copies of the prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering may be obtained, when available, from Joseph Gunnar & Co., LLC. 30 Broad Street, 11th Floor, New York, NY 10004, or by email at investmentbanking@jgunnar.com.

100 Sylvan Road Suite G700 s Woburn, MA 01801

The Series D Preferred Stock and Warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

Under an agreement with the investors in the private placement, the Company is required to file an initial registration statement with the SEC covering the resale of the shares of the Company’s common stock underlying the Series D Preferred Stock and the Warrants no later than 15 days after today and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 90 days following the date hereof.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bridgeline

Bridgeline helps companies grow online revenues by increasing their traffic, conversion rate, and average order value with its Unbound platform and suite of apps. To learn more, please visit www.bridgeline.com or call (800) 603-9936.

Forward-Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to our expectations regarding the completion of the proposed offerings. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of securities, the final terms of the proposed offerings, market and other conditions, the satisfaction of customary closing conditions related to the proposed offerings and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed offerings on the anticipated terms, or at all. We will need to raise additional capital to fund our operations and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our current business initiatives.

100 Sylvan Road Suite G700 s Woburn, MA 01801

You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Certain other risks are more fully discussed in the section entitled "Risk Factors" in the prospectus supplement and the prospectus relating to the registered direct offering, our most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the SEC. Our SEC filings are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements represent our views only as of the issuance of this release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Contact:

Mark G. Downey

Chief Financial Officer

Bridgeline Digital, Inc.

mdowney@bridgeline.com

100 Sylvan Road Suite G700 s Woburn, MA 01801